Exhibit 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
August 1, 2011

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS SECOND QUARTER OPERATING INCOME OF $8.5 MILLION

•	Net operating income of $8.5 million, or $0.16 per diluted share
o	Results include higher than normal after-tax storm losses of $4.1 million, or $0.08 per diluted share, as previously announced
•	Accident quarter combined ratio of 100.8%
o	Higher than normal storm activity added 3.5 percentage points, as previously announced
•	Gross written premium increased 12% to $212.7 million
•	Book value per share increased 5.4% to $10.84 as compared to December 31, 2010
•	Board of Directors declared quarterly dividend of $0.04 per share

Second Quarter Overview:

Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported second quarter 2011 net operating income of $8.5 million, or $0.16 per diluted share, compared to $12.6 million, or $0.23 per diluted share, for the same period last year. Net operating income is a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses. The current quarter net operating income reflects higher than normal after-tax storm losses of $4.1 million, or $0.08 per diluted share, incurred in 2011.

The accident quarter combined ratio, a non-GAAP measure that excludes the impact of any adverse or favorable development on prior year loss reserves, was 100.8% in 2011 and includes 3.5 percentage points of higher than normal storm losses. Excluding the higher than normal storm losses, the accident quarter combined ratio was 97.3% in 2011. The current accident quarter combined ratio reflects positive impacts of underwriting and pricing actions taken in the prior 12 months.

Commenting on the quarter, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “While we are generally pleased with our second quarter performance we were negatively impacted by widespread storm activity that was exceptionally high. Excluding the higher than average storm losses, our accident year combined ratio improved as compared to prior year and we continued to achieve profitable growth despite the competitive market. We have also been able to achieve premium growth through rate increases, while maintaining high retention rates. These achievements underscore our commitment to pricing adequacy and adherence to disciplined underwriting standards. Looking ahead, we believe our balanced business model positions us well to continue to deliver predictable earnings across the market cycle and we are optimistic about our future prospects.”

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PRESS RELEASE	PAGE 2

Mr. Cubbin also commented on the unusual frequency of second quarter storm activity: “Our underwriting approach to property exposures focuses on spread of risks, avoiding those areas most frequently exposed to severe weather and maintaining a low catastrophe reinsurance retention level. None of the storms this quarter were severe enough to trigger our catastrophe reinsurance program as no single event resulted in losses greater than $2.4 million. That said, the frequency of storm losses was very high, with 12 ISO designated storms occurring during the quarter. The cumulative effect of the storms led to this greater than usual loss for us in the quarter. Our relatively lower than industry exposure to property catastrophes reduced our potential for even greater losses despite the significant number of severe storms that devastated many parts of the country.”

Gross written premium increased $22.9 million, to $212.7 million from $189.8 million in the prior year. The increase reflects the maturation of programs initiated in recent years and rate increases that were achieved during the quarter.

Net losses and loss adjustment expenses of $121.4 million increased $22.2 million from $99.2 million in 2010. The GAAP loss and LAE ratio was 66.9% in 2011 and 61.0% in 2010.

Policy acquisition and other underwriting expenses increased $5.1 million to $62.5 million from $57.4 million in 2010. The Company’s expense ratio was 34.4% compared to 35.2% in the prior year.

Net investment income grew $0.3 million to $13.8 million from $13.5 million in 2010.

Net commissions and fees increased $0.8 million to $7.9 million from $7.1 million in the prior year. The change was driven primarily by increased net commission revenue generated by the Company’s Michigan agencies.

General corporate expenses decreased $2.0 million from a $1.3 million expense in 2010 to a benefit of $0.7 million in 2011. The current year amount reflects a reduction in the accrual for variable compensation, as compared to accruing a provision for variable compensation in 2010.

Six-months Ended June 30, 2011 Overview:

Net operating income for the six-months ended June 30, 2011 was $23.0 million, or $0.43 per diluted share, compared to $29.4 million, or $0.54 per diluted share, in the prior year.

The accident year-to-date combined ratio, a non-GAAP measure that excludes the impact of any adverse or favorable development on prior year loss reserves, improved to 99.0% in 2011 compared to 99.5% in 2010. The improved accident year-to-date combined ratio reflects underwriting and pricing actions taken in the prior 12 months.

Gross written premium increased $40.6 million, to $437.6 million from $397.0 million in the prior year. The increase reflects the maturation of programs initiated in recent years, rate increases that were achieved during the year and the conversion of an existing fee-based program into an insured program where the Company now assumes risk.

Net losses and loss adjustment expenses of $226.7 million increased $40.0 million from $186.7 million in 2010. The GAAP loss and LAE ratio was 64.4% in 2011 and 59.4% in 2010.

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PRESS RELEASE	PAGE 3

Policy acquisition and other underwriting expenses increased $10.7 million to $119.9 million from $109.2 million in 2010. The Company’s expense ratio was 34.0% compared to 34.8% in the prior year.

Net investment income grew $0.8 million to $27.3 million from $26.5 million in 2010.

Net commissions and fees decreased $0.7 million to $16.3 million from $17.0 million in the prior year. The decrease was primarily driven by the conversion of fee-business into an insured program. Excluding the conversion, net commissions and fees were up slightly in 2011 compared to 2010.

General corporate expenses decreased $2.6 million to $0.6 million compared to $3.2 million in 2010.

Other Matters:

Dividend Declared and Share Repurchases

During the second quarter of 2011, the Board of Directors declared a dividend of $0.04 per share. In addition, the Company repurchased 400,000 shares at an average price of $9.76 per share during the second quarter.

Conference Call

Meadowbrook’s 2011 second quarter results will be discussed by management in more detail on Tuesday, August 2, 2011 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through August 17, 2011 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 375399.  The webcast will be archived and available for replay through November 2, 2011.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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EARNINGS RELEASE	PAGE 4

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	JUNE 30,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2011	2010

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,404,779	$1,345,257
Premium and agents balances	195,500	169,865
Reinsurance recoverable	305,967	294,196
Deferred policy acquisition costs	84,833	78,755
Prepaid reinsurance premiums	28,500	28,208
Goodwill	118,842	118,842
Other assets	142,585	142,518

Total Assets	$2,281,006	$2,177,641

LIABILITIES
Loss and loss adjustment expense reserves	$1,125,216	$1,065,056
Unearned premium reserves	379,842	352,585
Debt	31,250	37,750
Debentures	80,930	80,930
Other liabilities	90,732	94,219
Total Liabilities	1,707,970	1,630,540

STOCKHOLDERS' EQUITY
Common stockholders' equity	573,036	547,101

Total Liabilities & Stockholders' Equity	$2,281,006	$2,177,641

Book value per common share	$10.84	$10.28

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$9.99	$9.61

EARNINGS RELEASE	PAGE 5

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE SIX MONTHS
Share & Per Share Data)	ENDED JUNE 30,		ENDED JUNE 30,

SUMMARY DATA	2011	2010	2011	2010

Gross written premiums	$212,672	$189,821	$437,618	$396,994
Net written premiums	185,777	161,275	379,093	340,051

REVENUES
Net earned premiums	$181,470	$162,760	$352,128	$314,201
Net commissions and fees	7,897	7,135	16,335	17,003
Net investment income	13,765	13,454	27,337	26,483
Net realized gains	1,094	292	1,906	158
Total Revenues	204,226	183,641	397,706	357,845
EXPENSES
Net losses and loss adjustment expenses	121,403	99,212	226,665	186,692
Policy acquisition and other underwriting expenses	62,450	57,370	119,888	109,249
General selling and administrative expenses	5,631	5,321	11,875	11,227
General corporate expenses	(719)	1,269	636	3,246
Amortization expense	1,206	1,121	2,438	2,522
Interest expense	2,082	2,411	4,254	4,854
Total Expenses	192,053	166,704	365,756	317,790

INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	12,173	16,937	31,950	40,055
Income tax expense	2,408	4,738	8,119	12,396
Equity earnings of affiliates, net of tax	173	644	1,246	1,166
Equity earnings of unconsolidated subsidiaries, net of tax	1	18	(22)	470
NET INCOME	$9,939	$12,861	$25,055	$29,295

Less: Net realized gains (losses), net of tax	1,399	239	2,031	(148)

NET OPERATING INCOME (1)	$8,540	$12,622	$23,024	$29,443

Diluted earnings per common share
Net income	$0.19	$0.24	$0.47	$0.53
Net operating income	$0.16	$0.23	$0.43	$0.54
Diluted weighted average common shares outstanding	53,248,573	54,268,668	53,323,802	54,887,561

GAAP ratios:

Loss & LAE ratio	66.9%	61.0%	64.4%	59.4%
Other underwriting expense ratio	34.4%	35.2%	34.0%	34.8%
GAAP combined ratio	101.3%	96.2%	98.4%	94.2%

(1) While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains (losses) net of taxes associated with such gains (losses).

EARNINGS RELEASE	PAGE 6

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS		FOR THE SIX MONTHS
	ENDED JUNE 30,		ENDED JUNE 30,

	2011	2010	2011	2010
Net earned premium	$181,470	$162,760	$352,128	$314,201
Net losses & loss adjustment expenses (1)	121,403	99,212	226,665	186,692
Policy acquisition and other underwriting expenses	62,450	57,370	119,888	109,249
Profit (loss) from net earned premium	(2,383)	6,178	5,575	18,260
Net investment income	13,765	13,454	27,337	26,483
Profit from insurance operations	11,382	19,632	32,912	44,743

Net commissions and fees	$7,897	$7,135	$16,335	$17,003
General selling & administrative expenses	5,631	5,321	11,875	11,227
Profit from net commissions & fees	2,266	1,814	4,460	5,776

General corporate expense	$(719)	$1,269	$636	$3,246
Amortization expense	1,206	1,121	2,438	2,522
Interest expense	2,082	2,411	4,254	4,854
Other expenses	2,569	4,801	7,328	10,622

Profit from insurance operations	$11,382	19,632	$32,912	$44,743
Profit from net commissions & fees	2,266	1,814	4,460	5,776
Other expenses	(2,569)	(4,801)	(7,328)	(10,622)
Net capital gains	1,094	292	1,906	158
Pretax income	$12,173	$16,937	$31,950	$40,055

Key ratios:
GAAP combined ratio	101.3%	96.2%	98.4%	94.2%
Accident year combined ratio (2)	100.8%	100.3%	99.0%	99.5%

(1)The three months ended June 30, 2011 and 2010 include unfavorable development of $(864) and favorable development of $6,762, respectively.  The six months ended June 30, 2011 and 2010 include favorable development of $2,367 and $16,469, respectively.
(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.